Exhibit 4.2
SHAREHOLDER AGREEMENT
between
ATS AUTOMATION TOOLING SYSTEMS INC.
– and –
PHOTOWATT TECHNOLOGIES INC.
[     ], 2007

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Construction	7
1.3	Conflicts With Other Separation Agreements	7

ARTICLE 2 GOVERNANCE		8

2.1	Board of Directors	8
2.2	Committees of the Board	9
2.3	Quorum	9
2.4	Decisions of Directors	9
2.5	Meetings of Shareholders	10
2.6	Casting Vote	10
2.7	Business and Affairs of Photowatt	10
2.8	Transactions with ATS	10
2.9	Certain Matters Requiring Approval of ATS	10

ARTICLE 3 FINANCIAL REPORTING AND DISCLOSURE COVENANTS		12

3.1	Financial and Other Information	12
3.2	Auditors and Accounting	18
3.3	Future Financial Reporting and Disclosure	20

ARTICLE 4 GENERAL PROVISIONS		21

4.1	Assignment	21
4.2	Entire Agreement	21
4.3	Directors and Officers’ Indemnities and Insurance	21
4.4	Term	22
4.5	Termination Not to Affect Rights or Obligations	23
4.6	Future Litigation and Other Proceedings	23
4.7	Further Assurances	23
4.8	Notices	23
4.9	Time of Essence	24
4.10	Governing Law	24
4.11	Severability	24
4.12	Force Majeure	25
4.13	Specific Performance	25
4.14	Currency	25
4.15	Time Periods	26
4.16	Amendment	26
4.17	Counterparts	26
4.18	Authority	26
4.19	Jurisdiction	26
4.20	Binding Effect	26
4.21	Expenses	27

4.22	Waiver	27
4.23	Compliance With Laws	27

SHAREHOLDER AGREEMENT
     THIS AGREEMENT is made as of the [     ] day of [     ], 2007
BETWEEN:
ATS AUTOMATION TOOLING SYSTEMS INC., a corporation incorporated under the laws of Ontario
(“ATS”)
– and –
PHOTOWATT TECHNOLOGIES INC., a corporation incorporated under the laws of Canada
(“Photowatt”)
     WHEREAS the Parties wish to enter into this Agreement to provide for the conduct of the business and affairs of Photowatt and to govern the relationship between Photowatt and ATS as a shareholder of the Photowatt.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions

In this Agreement:

“Act” means the Canada Business Corporations Act, as the same may be amended from time to time and any successor legislation thereto;

“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, Governmental Authority or any arbitration tribunal asserted by a Person;

“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by” or “under common control with” (within the meaning of the Ontario Securities Act), such specified Person; provided, however, that for purposes of this Agreement, except to the extent expressly provided otherwise, the determination of whether a Person is an Affiliate of another Person shall be made assuming that no member of the ATS Group is an Affiliate of any member of the Photowatt Group and vice versa;
“Agreement” means this agreement and all schedules, if any, attached to this agreement, in each case as they may be supplemented or amended from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement, and unless otherwise indicated, references to Articles and Sections are to the specified Articles and Sections in this agreement;
“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person;
“ATS Annual Financial Statements” means consolidated financial statements of ATS for a fiscal year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Canadian GAAP and all applicable Laws, as well as a discussion and analysis by management of ATS’ financial condition and results of operation for such year;
“ATS Auditors” has the meaning ascribed thereto in Section 3.2(a);
“ATS Financial Statements” means ATS Quarterly Financial Statements and ATS Annual Financial Statements;
“ATS Group” means ATS and each Person that ATS directly or indirectly controls (within the meaning of the Ontario Securities Act), other than any member of the Photowatt Group;
“ATS Public Filings” has the meaning ascribed thereto in Section 3.1(l);
“ATS Quarterly Financial Statements” means consolidated financial statements of ATS for a fiscal quarter and the period from the beginning of the then-current fiscal year to the end of the fiscal quarter, setting forth in each case in comparative form for each such fiscal quarter and period of ATS, the consolidated figures (and notes thereto) for the corresponding quarter and period of the previous fiscal year and all in reasonable detail and prepared in accordance with Canadian GAAP and all applicable Laws, as well as a discussion and analysis by management of ATS’ financial condition and results of operation for such fiscal period;

“Audit Package” means all materials prepared for and deliver to Photowatt’s audit committee relating to the approval of Photowatt Financial Statements;
“Board of Directors” or “Board” means the board of directors of Photowatt;
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by Law to close;
“Canadian GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the Handbook published by the Canadian Institute of Chartered Accountants, applied on a consistent basis;
“Canadian Securities Laws” means securities legislation established in each Province and Territory of Canada, and all regulations, rules, blanket orders and policies established thereunder or issued by Canadian Securities Regulatory Authorities;
“Canadian Securities Regulatory Authorities” means the securities regulatory authorities in each of the Provinces and Territories of Canada;
“Common Shares” means the common shares in the capital of Photowatt at the date hereof and includes any shares or securities into which such common shares may be converted or changed or which result from a consolidation, subdivision, reclassification, stock split, stock dividend, recapitalization or redesignation of the common shares of Photowatt, any shares or securities of Photowatt which are received as a stock dividend or distribution in respect of such common shares, any common shares of Photowatt received on the exercise of any option, warrant or other similar right and any shares or securities which may be received by the holders of common shares of Photowatt as a result of an amalgamation, merger, arrangement or other reorganization of or including Photowatt;
“Consents” means the consents of Persons referred to in the disclosure letter of even date delivered by ATS to Photowatt and initialed by the Parties;
“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable Law;
“Convertible Security” means any security that is convertible into, exchangeable for, or exercisable to acquire Common Shares;
“Effective Date” means the date hereof;
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;
“Governmental Authority” means any federal, provincial, state, local or foreign government, supranational, governmental, regulatory or administrative authority,

instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority;
“Independent” means independent as determined pursuant to National Policy 58-201 — Corporate Governance Guidelines of the Canadian Securities Administrators, as amended from time to time;
“initial directors meeting” has the meaning ascribed thereto in Section 2.3;
“Law” means any law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, guideline, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended;
“Lease Agreement” means the Lease Agreement dated as of the date hereof between Photowatt and ATS;
“Master Separation Agreement” means the Master Separation Agreement dated as of the date hereof between Photowatt and ATS;
“Master Supply Agreement” means the Master Supply Agreement dated as of the date hereof between Photowatt and ATS;
“Material Intellectual Property Assets” means intellectual property rights, including any patents of the Photowatt Group, comprising Assets of the Photowatt Group that are material to the Photowatt Group or the Photowatt Business;
“Meeting Schedule” means the schedule of quarterly and annual meetings of the Board and audit committee of the Board for each of Photowatt and ATS during calendar 2007, 2008 and 2009 which has been agreed to by both Photowatt and ATS prior to the Effective Date;
“Obligations” means all obligations, contractual or otherwise, including all liabilities and indebtedness, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due;
“Offering” means an initial public offering by Photowatt, consummated promptly following the execution of this Agreement;
“Ontario Securities Act” means the Securities Act (Ontario);
“OSC” means the Ontario Securities Commission;
“Parties” means ATS and Photowatt and their respective successors and permitted assigns, and “Party” means any one of them;

“Percentage of Outstanding Common Shares” means the percentage equivalent to the quotient obtained when (i) the number of Common Shares directly beneficially owned at the time of the calculation by ATS and its Affiliates, is divided by (ii) the total number of Common Shares outstanding at the time of calculation, all quantities being on a non-diluted basis;
“Person” means any individual, partnership, limited partnership, limited or unlimited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal personal representative or Governmental Authority however designated or constituted;
“Photowatt Annual Financial Statements” means (i) the consolidated annual financial statements of the Photowatt Group (and notes thereto), including in comparative form the consolidated figures (and notes thereto) for the previous fiscal year, all in reasonable detail and prepared in accordance with Regulation S-X, Canadian Securities Laws, Canadian GAAP and all other applicable Laws and in accordance with any similar or successor rule or Laws, and (ii) a discussion and analysis by management of the Photowatt Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K and Canadian Securities Laws and in accordance with any similar or successor rule or laws;
“Photowatt Auditors” has the meaning ascribed thereto in Section 3.2(a);
“Photowatt Business” means the businesses undertaken by Photowatt, including, but not limited to the design, manufacture and sale of photovoltaic products and related products and services;
“Photowatt Financial Statements” means Photowatt Quarterly Financial Statements and Photowatt Annual Financial Statements;
“Photowatt Group” means Photowatt and each Person that Photowatt directly or indirectly controls (within the meaning of the Ontario Securities Act);
“Photowatt Public Documents” has the meaning ascribed thereto in Section 3.1(h)(i);
“Photowatt Quarterly Financial Statements” means (i) the consolidated quarterly financial statements of the Photowatt Group (and notes thereto), including in comparative form the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year, all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, Canadian Securities Laws, Canadian GAAP and all other applicable Laws and in accordance with any similar or successor rule or laws, and (ii) a discussion and analysis by management of the Photowatt Group’s financial condition and results of operations for such fiscal period, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K and Canadian Securities Laws and in accordance with any similar or successor rule or laws;
“Prospectus” means the final prospectus filed with the SEC and deemed to be part of the Registration Statement and filed with the Canadian Securities Regulatory Authorities pursuant to Canadian Securities Laws;
“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between Photowatt and ATS;
“Registration Statement” means the registration statement on Form F-1 (SEC File No. 333-137044) as filed by Photowatt with the SEC in connection with the Offering, together with all amendments and supplements thereto;
“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the U.S. Securities Act;
“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the U.S. Securities Act;
“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, consultants, advisers and agents;
“SEC” means the United States Securities and Exchange Commission or any successor agency;
“Securities Regulator” means a Canadian Securities Regulatory Authority, the SEC or any stock exchange or quotation;
“Separation Agreements” means this Agreement, the Master Separation Agreement, the Transfer Agreements, the Lease Agreement, the Registration Rights Agreement, the Master Supply Agreement and the Transitional Services Agreement;
“Shareholder” means each of ATS and such other Persons as may become a holder of Common Shares from time to time in accordance with the provisions hereof;
“Standard Financial Report” means a consolidated balance sheet, income statement and statement of cash flows, and other management information, detailed in a form consistent with the reporting template currently used by ATS for such financial information;
“subsequent directors meeting” has the meaning ascribed thereto in Section 2.3;
“Subsidiary” has the meaning ascribed thereto in the Ontario Securities Act;

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings;

“Transfer Agreements” means the Transfer Agreements dated as of the date hereof between Photowatt and ATS;

“Transitional Services Agreement” means the Transitional Services Agreement dated as of the date hereof between Photowatt and ATS; and

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

1.2	Construction
     The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, local or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any Contract (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such Contract as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. The word “or” shall not be exclusive. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires.
1.3	Conflicts With Other Separation Agreements
     To the extent any portion of this Agreement conflicts with the Master Separation Agreement, the Master Separation Agreement shall control.

ARTICLE 2
GOVERNANCE
2.1	Board of Directors
     The Board will be comprised of three to fifteen members, initially being comprised of nine members, not less than 25% of whom shall be “resident Canadian” as defined in the Act. ATS shall initially elect three members of the Board.
     Following the date of this Agreement, ATS shall have the following rights of nomination:
(a)	as long as the Percentage of Outstanding Common Shares is not less than 40%, ATS shall have the right to nominate for election to the Board a number of directors of the Board representing 25% of the directors of the Board rounded down to the nearest whole number, provided that, if the Board is to consist of at least six directors, the number of ATS nominees shall be rounded up to the nearest whole number; and

(b)	as long as the Percentage of Outstanding Common Shares is 10% or more, but less than 40%, ATS shall have the right to designate one nominee for election as a director of the Board.
     Photowatt shall nominate for election to the Board the balance of the number of directors to be elected after establishing the number of directors ATS determines to nominate in accordance with the foregoing. Photowatt shall solicit proxies in favour of the election of ATS’ nominees and exercise such proxies and otherwise use its commercial reasonable efforts to secure the election of ATS’ nominees as members of the Board.
     Upon the Percentage of Outstanding Common Shares falling below 40% but not less than 10%, all of the nominees of ATS to the Board except for one shall resign within 90 days or at such earlier date as a meeting of the Shareholders is convened by Photowatt to elect directors. Upon the Percentage of Outstanding Common Shares falling below 10%, the nominee of ATS to the Board shall resign within 90 days or at such earlier date as a meeting of the Shareholders is convened by Photowatt to elect directors.
     ATS will be entitled at any time and in its sole discretion, subject to applicable Law and this section, by direction in writing to remove any one or more of its nominees and, so long as it and/or its Affiliates hold the requisite Percentage of Outstanding Common Shares, nominate a successor who will, promptly upon the resignation of the existing director, be appointed by the Board as a director to replace the individual previously nominated. If a director nominated by ATS ceases to be a director for any reason (other than ATS and its Affiliates ceasing to hold the requisite Percentage of Outstanding Common Shares), ATS will nominate a successor to fill the resulting vacancy as soon as practicable thereafter (so long as ATS and/or its Affiliates continue to hold the requisite Percentage of Outstanding Common Shares). If ATS fails for any reason to nominate a successor to fill a vacancy within 30 days after the vacancy arises, the Board will appoint an individual to fill the vacancy, who shall undertake to Photowatt and ATS to serve as a director until a successor is nominated by ATS, at which point such individual shall resign and the nominee of ATS shall be appointed by the Board as a director.
     In the event of the proposed removal of any director nominated by ATS other than a removal proposed by ATS in accordance with the provisions of this Agreement, Photowatt agrees to solicit proxies against the removal of such ATS nominee and exercise such proxies and otherwise use its commercial reasonable efforts to defeat such proposed removal.
     The provisions of this Agreement shall not limit the right attaching to the Common Shares beneficially owned or controlled by ATS or any of its Affiliates or the exercise thereof.
2.2	Committees of the Board
     The Board will have (a) an audit committee; (b) a compensation and governance committee; and (c) such other committees, if any, as determined from time to time by the Board. Each committee will consist of three to five members. Initially the audit committee will consist of three members and the compensation and governance committee will consist of four members.
     Each director is entitled to receive notice of each Board committee meeting, concurrent with that received by the members of such committees; to attend and fully participate but not to vote at each Board committee meeting; to receive all information delivered to Board committee members, concurrent with the delivery thereof to such members; and to receive, upon request to Photowatt, all information to which any Board committee member, is entitled.
2.3	Quorum
     A quorum for a meeting of the Board shall require:
(a)	a majority of the number of directors, subject to the Canadian residency requirements of the Act; and

(b)	so long as the Percentage of Outstanding Common Shares is not less than 40%, at least one of the nominees of ATS.
     In the event that a quorum is not achieved or maintained for a meeting of the Board (an “initial directors meeting”), any two directors may call a meeting of the Board by proper notice to be held on a date no earlier than the fifth Business Day following the initial directors meeting solely to address the business proposed at the initial directors meeting. A quorum for such further meeting of the Board (a “subsequent directors meeting”) shall exclude the requirements of Section 2.3(b) of this Agreement.
     A quorum for a meeting of any committee of the Board shall require a majority of the committee members, subject to the Canadian residency requirements of the Act.

2.4	Decisions of Directors
     In order to be effective, a decision of the Board must be approved either by a resolution passed by the affirmative vote of a majority of the directors present and entitled to vote thereon at a meeting of directors duly called and at which a quorum of directors are present, or by an instrument signed by all the directors.
2.5	Meetings of Shareholders
     A meeting of Shareholders shall be called by Photowatt upon written request by any two directors of the Board within 30 days of receipt of any such request.
2.6	Casting Vote
     The chair of any meeting of the Board, committee of the Board or Shareholders will not have a casting vote.
2.7	Business and Affairs of Photowatt
     Each of the Parties to this Agreement will do everything in its power to cause such meetings to be held, votes to be cast, resolutions to be passed, by-laws to be made and confirmed, documents to be executed and all other things and acts to be done to ensure that, at all times, to the extent permitted by Law, the composition and operation of the Board and the operation of the business and affairs of Photowatt comply with the terms of this Article 2 and with the entirety of this Agreement.
2.8	Transactions with ATS
     Any material commercial transaction that Photowatt proposes to enter into after the Effective Date with ATS or any of its Affiliates that is not contemplated by the Separation Agreements must be considered and approved by the Independent directors of Photowatt who are not nominees of ATS.
2.9	Certain Matters Requiring Approval of ATS
     For so long as the Percentage of Outstanding Common Shares is not less than 50%, Photowatt shall not, and shall not permit any member of the Photowatt Group to, without the affirmative vote of a majority of the Board and the written consent of ATS as a Shareholder (which ATS may withhold in its sole and absolute discretion):
(a)	enter into any merger, amalgamation, plan of arrangement, consolidation, business combination, joint venture or other material corporate transaction, including the acquisition of any business or securities of any other Person (other than a wholly-owned Subsidiary of Photowatt) or acquisition, license, lease, exchange of Assets (other than inventory items acquired in the ordinary course of business in connection with the Photowatt Business) or assume any Obligations of any Person, in each case with an aggregate fair market value in excess of $50 million;

(b)	sell, lease, exchange, license on an exclusive basis or otherwise dispose of, whether pursuant to a single transaction or a series of transactions, Assets of the Photowatt Group with an aggregate fair market value in excess of $50 million (other than the sale or disposition of inventory in the ordinary course of business in connection with the Photowatt Business) and/or any Material Intellectual Property Assets;

(c)	adopt any plan or proposal for a complete or partial liquidation or dissolution or any reorganization or commence any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency;

(d)	take any action that could reasonably be expected to lead to or result in a material change in the nature of the Photowatt Business, including directly or indirectly participate in any business other than the Photowatt Business;

(e)	other than pursuant to share compensation arrangements in respect of employees, officers, consultants, or directors of Photowatt or any member of the Photowatt Group approved by the Board and Shareholders, enter into any agreement or make any offer or grant any right capable of becoming an agreement to allot or issue a number of Common Shares or Convertible Securities where the aggregate number of Common Shares to be issued or allotted exceeds 5% of the total number of Common Shares then outstanding on a non-diluted basis;

(f)	take, or cause to be taken, directly or indirectly, any action (including the making or failing to make any election under a Law) that has the effect, directly or indirectly, of restricting or limiting the ability of ATS or any of its Affiliates to freely Transfer Common Shares or would restrict or limit the rights of any transferee of ATS or any of its Affiliates as a holder of Common Shares and, without limiting the generality of the foregoing, Photowatt shall not take any action, or recommend to its shareholders any action, which would limit the legal rights of, or deny any benefit to, ATS or any of its Affiliates as a holder of Common Shares either (i) solely as a result of the amount of Common Shares owned by ATS or any of its Affiliates or (ii) in a manner not applicable to holders of Common Shares generally;

(g)	enter into a partnership or any arrangement for the sharing of profits, union of interests, joint venture or reciprocal concession with any Person if the aggregate fair market value of the assets contributed and liabilities assumed by the Photowatt Group in connection therewith either exceeds on formation or at any time in the future could reasonably be expected to exceed $50 million; or

(h)	make any commitment or agreement to do any of the foregoing.
      Each of the above matters must be presented to the Board of Directors for decision, and may not be delegated to any committee of the Board of Directors or to the management of Photowatt or any Subsidiary.

ARTICLE 3
FINANCIAL REPORTING AND DISCLOSURE COVENANTS
3.1	Financial and Other Information
     Photowatt agrees that, for so long as ATS is required to consolidate the results of operations and financial position of any member of the Photowatt Group (determined in accordance with Canadian GAAP and applicable Laws, and consistent with Canadian Securities Regulatory Authorities and SEC reporting requirements), and for a further 12 months after the date on which ATS ceases to be required to do so:
(a)	Financial Controls
      Photowatt shall (and shall cause each other member of the Photowatt Group to) maintain effective disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act and in any similar or successor rule, and as required under Canadian Securities Laws or other applicable securities Laws.
      Photowatt shall cause each of its principal executive and principal financial officers to (i) sign and deliver certifications to its periodic reports and shall include the certifications in its periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K and in any similar or successor rule, and as required under Canadian Securities Laws and other applicable securities Laws and (ii) sign and deliver to ATS certification and representation documents, and orally discuss related matters, with respect to its periodic reports, in a manner substantially similar to the Parties’ practice in the periods prior to the Effective Date.
      Photowatt shall cause its management to evaluate its disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15 and in any similar or successor rule, and as required under Canadian Securities Laws and other applicable securities Laws.
      Photowatt shall disclose in its periodic reports filed with the SEC and Canadian Securities Regulatory Authorities information concerning its management’s responsibilities for and evaluation of its disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of its independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules, and as required under Canadian Securities Laws and other applicable securities Laws.

     Without limiting the general application of the foregoing, Photowatt shall (and shall cause each other member of the Photowatt Group to) maintain internal systems and procedures which provide reasonable assurance that (1) the Photowatt Financial Statements are reliable and timely prepared in accordance with Canadian GAAP and applicable Law, (2) all transactions of members of the Photowatt Group are recorded as necessary to permit the preparation of the Photowatt Financial Statements, (3) the receipts and expenditures of members of the Photowatt Group are authorized at the appropriate level within Photowatt, and (4) unauthorized use or disposition of the assets of any member of the Photowatt Group that could have material effect on the Photowatt Financial Statements is prevented or detected in a timely manner.
(b)	Fiscal Year
     Photowatt shall (and shall cause each member of the Photowatt Group to) maintain a fiscal year that commences and ends on the same calendar days as the fiscal year of ATS commences and ends, and to maintain monthly account periods that commence and end on the same calendar days as the monthly account periods of ATS commence and end.
(c)	Monthly Financial Reports
     No later than ten Business Days after the end of each of Photowatt’s monthly accounting periods following the Effective Date, Photowatt shall deliver to ATS a Standard Financial Report for Photowatt for such period and for each of its Affiliates that is included in the consolidated Photowatt Financial Statements, as the case may be, and any adjusting journal entries, in such format and details as ATS may reasonably request.
(d)	Quarterly Financial Reports
     In connection with each meeting of the Board and audit committee of the Board indicated on the Meeting Schedule, Photowatt will provide ATS with (i) drafts of Photowatt’s Audit Package relating to Photowatt Quarterly Financial Statements as reasonably requested by ATS, (ii) Photowatt’s Audit Package relating to Photowatt Quarterly Financial Statements when such package is delivered to Photowatt’s audit committee, and (iii) the version of the Photowatt Quarterly Financial Statements that are approved by Photowatt’s audit committee; provided, however, that Photowatt may continue to revise such Photowatt Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Photowatt to ATS as soon as practicable, and in any event within eight hours thereafter; provided further, that ATS and Photowatt financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) that Photowatt may consider making to Photowatt Quarterly Financial Statements and related disclosure during the two calendar days immediately prior to any anticipated filing with the Securities Regulator, with particular focus on any changes that would have an effect upon the financial statements or related disclosure of ATS.

     In addition to the foregoing and subject to applicable Law, no Photowatt Quarterly Financial Statement or any other document that refers to or contains information not previously publicly disclosed in respect of ATS, including, but not limited to the ownership of Photowatt by ATS, the Separation Agreements, or the separation of Photowatt and ATS, shall be filed with the Securities Regulator under applicable securities Laws or otherwise made public by any Photowatt Group member without the prior written consent of ATS. Notwithstanding anything to the contrary herein, Photowatt shall file Photowatt Quarterly Financial Statements with the Securities Regulator on the same date that ATS files ATS Quarterly Financial Statements with the Securities Regulator.
(e)	Annual Financial Reports
     In connection with each meeting of the Board and audit committee of the Board indicated on the Meeting Schedule, Photowatt will provide ATS with (i) drafts of Photowatt’s Audit Package relating to Photowatt Annual Financial Statements as reasonably requested by ATS, (ii) Photowatt’s Audit Package relating to Photowatt Annual Financial Statements when such package is delivered to Photowatt’s audit committee, and (iii) the version of the Photowatt Annual Financial Statements that are approved by Photowatt’s audit committee; provided, however, that Photowatt may continue to revise such Photowatt Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Photowatt to ATS as soon as practicable, and in any event within eight hours thereafter; provided further, that ATS and Photowatt financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) that Photowatt may consider making to Photowatt Annual Financial Statements and related disclosure during the three calendar days immediately prior to any anticipated filing with the Securities Regulator, with particular focus on any changes that would have an effect upon the financial statements or related disclosure of ATS.
     In addition to the foregoing and subject to applicable Law, no Photowatt Annual Financial Statement or any other document that refers to or contains information not previously publicly disclosed in respect of ATS, including, but not limited to the ownership of Photowatt by ATS, the Separation Agreements, or the separation of Photowatt and ATS, shall be filed with the Securities Regulator under applicable securities Laws or otherwise made public by any Photowatt Group member without the prior written consent of ATS. Notwithstanding anything to the contrary herein, Photowatt shall file Photowatt Annual Financial Statements with the Securities Regulator on the same date that ATS files ATS Annual Financial Statements with the Securities Regulator.
(f)	Affiliate Financial Reports
     Photowatt shall deliver to ATS all quarterly and annual financial statements of each Affiliate of Photowatt that is itself required to file financial statements with any Securities Regulator under applicable securities Laws or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner, detail and timeliness as those financial statements of Photowatt required to be delivered to ATS pursuant to this Agreement.
(g)	Conformance with ATS’ Financial Presentation
     All financial information to be provided by any Photowatt Group member to ATS pursuant to this Agreement shall be prepared in accordance with Canadian GAAP, and where practicable, consistent in terms of format and detail and otherwise with the policies of ATS with respect to the application of Canadian GAAP and practices with respect to the provisions of such financial information by such Photowatt Group member to ATS (and, where appropriate, as presently presented in financial reports to ATS’ board of directors), with such changes therein as may be requested by ATS from time to time consistent with changes in such accounting policies, principles and practices; provided, however, that the Parties acknowledge that Photowatt shall report its results in U.S. dollars and shall include in the notes to its financial statements a reconciliation quantifying all material differences between its financial statements as presented and its financial statements as they would be presented if they had been prepared in accordance with United States generally accepted accounting principles.
     All financial information to be filed with the Securities Regulator by any Photowatt Group member shall, to the extent prepared in accordance with generally accepted accounting principles other than Canadian GAAP, be prepared on the same basis and in the same form as the financial information as set forth in the preceding paragraph with such modifications as necessary to the extent of any differences between such generally accepted accounting principles and Canadian GAAP, any such modifications to be reviewed by the Photowatt Group member with ATS and approved by ATS not later than the required time of delivery of such financial information to ATS in accordance with this Agreement.
(h)	Photowatt Reports Generally
     Each Photowatt Group member that files information with a Securities Regulator shall deliver to ATS:
(i)	preliminary and substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Photowatt Group member to its respective securityholders, (y) all other reports, whether regular, periodic or otherwise, to be filed or furnished to the Securities Regulator under applicable securities Laws ((x) and (y) collectively, the “Photowatt Public Documents”); and

(ii)	as soon as practicable, but in no event later than four Business Days (other than with respect to material change reports) prior to the earliest of the dates on which the same are printed, sent or filed, current drafts of all such Photowatt Public Documents and, with respect to material change reports, as soon as practicable but in no event later than two Business Days prior to the earliest of the dates on which the same are printed, sent or filed in the case of planned material change reports and as soon as practicable, but in no event less than four hours (or, for material change reports to filed before noon, in no event later than 5 p.m. Toronto time on the previous Business Day) in the case of unplanned material change reports;
provided, however, that Photowatt may continue to revise such Photowatt Public Documents prior to the filing thereof in order to make corrections and non-substantive change, which corrections and changes shall be delivered by Photowatt to ATS as soon as practicable, and in any event within eight hours thereafter; provided further, that ATS and Photowatt financial and/or legal Representatives shall actively consult with each other regarding changes (whether or not substantive) Photowatt may consider making to any of its Photowatt Public Documents and related disclosures prior to any anticipated filing with the Securities Regulator, with particular focus on any changes that would have an effect upon the financial statements or related disclosures of ATS. In additional to the foregoing and subject to applicable Law, no Photowatt Public Documents or any other document that refers to or contains information not previously publicly disclosed in respect of ATS, including, but not limited to the ownership of Photowatt by ATS, the Separation Agreements, or the separation of Photowatt and ATS, shall be filed with the Securities Regulator or otherwise made public by any Photowatt Group member without the prior written consent of ATS.
(i)	Budgets and Financial Projections
     Photowatt shall, as promptly as practicable, deliver to ATS copies of all annual and monthly budgets, and two- and three-year annual budgets and financial projections (consistent in terms of detail and as otherwise reasonably required by ATS) relating to Photowatt on a consolidated basis and shall provide ATS an opportunity to meet with management of Photowatt to discuss such budgets and projections.
(j)	Other Information
     With reasonable promptness, Photowatt shall deliver to ATS such additional financial and other information and data with respect to the members of the Photowatt Group and their respective business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by ATS.
(k)	Press Releases and Similar Information
     Photowatt shall release its annual and quarterly earnings releases on the same day or the following day after such release is reviewed by the Board according to the Meeting Schedule and shall give ATS the opportunity to review the information therein relating to the Photowatt Group and to comment thereon. Photowatt and ATS shall consult each other as to the timing of any financial guidance for a current or future period and shall give each other the opportunity to review the information therein relating to the Photowatt Group and to comment thereon. Photowatt shall issue its annual and quarterly earnings releases prior to ATS issuing its respective annual and quarterly earnings releases. No later than eight hours prior to the time and date (or, if the same will be published before noon, no later than 5 p.m. Toronto, Ontario, time on the previous Business Day) at which Photowatt intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, Photowatt shall deliver to ATS copies of substantially final drafts of all press releases and other statements to be made available by any Affiliate of Photowatt to employees of any Affiliate of Photowatt or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Photowatt Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding sentences, Photowatt shall consult with ATS regarding changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Photowatt shall deliver to ATS copies of final drafts of all press releases and other public statements.
(l)	Cooperation on ATS’ Filings
     Photowatt shall cooperate fully, and shall use commercially reasonable efforts to cause Photowatt’s auditors to cooperate fully, with ATS to the extent reasonably requested by ATS in the preparation of any filings made by ATS with a Securities Regulator pursuant to applicable securities Laws, or otherwise made publicly available by or on behalf of ATS (collectively, the “ATS Public Filings”).
     Photowatt shall provide to ATS all information ATS reasonably requests in connection with any ATS Public Filings or that, in the judgment of legal advisors to ATS, is required to be disclosed or incorporated by reference therein under applicable Law. Photowatt shall provide such information in a timely manner on the dates requested by ATS to enable ATS to prepare, print and release all ATS Public Filings on dates as ATS shall determine but in no event later than is required by applicable Law. Photowatt shall use commercially reasonable efforts to cause its auditors to consent to any reference to them as experts in any ATS Public Filings if required under applicable Law.
     If and to the extent requested by ATS, Photowatt shall diligently and promptly review all drafts of such ATS Public Filings and prepare in a diligent and timely fashion any portion of such ATS Public Filings pertaining to Photowatt.
     Prior to any printing or public release of any ATS Public Filings, an appropriate executive officer of Photowatt shall, if requested by ATS, certify that the information relating to any Photowatt Group member or the Photowatt Business in such ATS Public Filings is accurate, true, complete and correct in all material respects.

     Unless required by Law, Photowatt shall not publicly release any financial or other information that conflicts with the information with respect to any Photowatt Group member or the Photowatt Business that is included in any ATS Public Filings without ATS’ prior written consent. Prior to the release or filing thereof, ATS shall provide Photowatt with a draft portion of any ATS Public Filing containing information relating to the Photowatt Group and shall give Photowatt an opportunity to review such information and comment thereon; provided, however, that ATS shall determine in its sole and absolute discretion the final form and content of all ATS Public Filings.
3.2	Auditors and Accounting
     Photowatt agrees that, for so long as ATS is required to consolidate the results of operations and financial position of any member of the Photowatt Group (determined in accordance with Canadian GAAP and applicable Laws, and consistent with Canadian Securities Regulatory Authorities and SEC reporting requirements), and for a further 12 months after the date on which ATS ceases to be required to do so:
(a)	Audit Timing
     Photowatt shall use commercially reasonable efforts to enable its (and its Affiliates’) independent auditors (the “Photowatt Auditors”) to complete their audit such that they may date their opinion on Photowatt Annual Financial Statements on the same date that ATS’ independent auditors (the “ATS Auditors”) date their opinion on ATS Annual Financial Statements, and to enable ATS to meet its timetable for the printing, filing and public dissemination of ATS Annual Financial Statements, all in accordance with this Agreement and as required by applicable Law. Photowatt shall request that the Photowatt Auditors date their opinion on Photowatt Annual Financial Statements on the same date that the ATS Auditors date their opinion on ATS Annual Financial Statements.
(b)	Information Needed by ATS
     Photowatt shall provide to ATS on a timely basis all information ATS reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of ATS Annual Financial Statements in accordance with this Agreement and as required by applicable Law. Without limiting the generality of the foregoing, Photowatt shall provide all required financial information with respect to the Photowatt Group to the Photowatt Auditors in a sufficient and reasonable time and in sufficient detail to permit the Photowatt Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the ATS Auditors with respect to information to be included or contained in ATS Annual Financial Statements.
(c)	Access to Photowatt Auditors
     Photowatt shall authorize the Photowatt Auditors to make available to the ATS Auditors both the personnel who performed, or are performing, the annual audit of Photowatt and work papers related to the annual audit of Photowatt, in all cases within a reasonable time prior to the opinion date for the Photowatt Auditors, so that the ATS Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Photowatt Auditors as it relates to the report of the ATS Auditors on ATS Financial Statements, all within sufficient time to enable ATS to meet the timetable for the printing, filing and public dissemination of ATS Annual Financial Statements.
(d)	Access to Records
     If ATS determines in good faith that there may be an inaccuracy in a Photowatt Group member’s financial statements or deficiency in a Photowatt Group member’s internal accounting controls or operation that could materially impact ATS Financial Statements, at the request of ATS, Photowatt shall provide to ATS’ internal auditors access to the Photowatt Group member’s books and records so that ATS may conduct reasonable audits relating to the financial statements provided by Photowatt under this Agreement as well as to the internal accounting controls and operations of the Photowatt Group.
(e)	Notice of Changes
     Subject to sections above under the heading “Auditors and Accounting”, Photowatt shall give ATS as much prior notice as reasonably practicable of any proposed determination of, or significant changes in, Photowatt’s accounting estimates or accounting principles, policies or practices from those in effect on the date of the audited financial statements included in the Prospectus. Photowatt shall consult with ATS and, if requested by ATS, Photowatt (and the Photowatt Auditors, if requested) shall consult with the ATS Auditors with respect to any such proposed determination or change. Unless otherwise required by applicable Law, Photowatt shall not make any such determination or changes without prior written consent of ATS if such determination or change would be sufficiently material to be required to be disclosed in financial statements or other disclosure documents filed by Photowatt or ATS with a Securities Regulator.
(f)	Accounting Changes Requested by ATS
     Notwithstanding the section entitled “Notice of Changes” above, unless prohibited by applicable Law, Photowatt shall make any changes in its accounting estimates or accounting policies or practices that are practicable in order for Photowatt’s accounting policies or practices to be consistent with those of ATS.
(g)	Special Reports of Deficiencies or Violations
     Photowatt shall report in reasonable detail to ATS any of the following events or circumstances promptly after any executive officer of Photowatt or any member of the Board of Directors becomes aware of such matter:
(i)	any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect Photowatt’s ability to record, process, summarize and report financial information;

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting to Photowatt;

(iii)	any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and

(iv)	any report of a material violation of Law that an attorney representing any Photowatt Group member has formally made to any officers or directors of Photowatt pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).
3.3	Future Financial Reporting and Disclosure
     Subject to Sections 3.1 and 3.2, Photowatt agrees that for so long as ATS is required to account for its investment in Photowatt under the equity method of accounting (determined in accordance with Canadian GAAP and applicable Laws, and consistent with Canadian Securities Regulatory Authorities and SEC reporting requirements), Photowatt shall provide ATS, in a timely fashion and in any event in sufficient time to allow ATS to meet its financial and legal obligations (including, but not limited to, any obligations relating to disclosure control or internal control over financial reporting that ATS deems necessary), with financial and other information and data with respect to the members of the Photowatt Group and their respective business, properties, financial positions, results of operations and prospects, and otherwise comply with the requirements of Section 3.1(a) through (l) and Section 3.2(a) through (g) to the extent reasonably requested by ATS, having regard to ATS’ financial and legal obligations, the minimization of efforts by ATS that are duplicative with those of Photowatt’s and resulting additional expense to ATS in fulfilling those obligations, and any other considerations relevant in the circumstances.

ARTICLE 4
GENERAL PROVISIONS
4.1	Assignment
     Neither Party shall assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party, which in the case of the consent of ATS, may be granted or withheld in ATS’ sole discretion, and in the case of the consent of Photowatt, shall not be unreasonably withheld or delayed unless the proposed assignee is a Person that is directly or indirectly engaged in any development, production, manufacture, marketing, distribution, promotion or sale of products competitive with the products of the Photowatt Group in any country in the world in which any member of the Photowatt Group conducts its business and the sale of such competitive products exceeds 20% of Photowatt’s consolidated revenues in its most recently completed financial year preceding the proposed date of assignment, transfer or alienation, as the case may be, in which case the consent of Photowatt may be granted or withheld in Photowatt’s sole discretion; provided, however, ATS may assign any or all of its rights or interest under this Agreement to any Affiliate of ATS without the consent of Photowatt. This Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns, and any permitted assignee shall agree to perform the obligations of the assignor of this Agreement. In the event that the rights of ATS referred to under Section 2.9 are transferred, assigned or alienated to a non-ATS affiliate, such rights shall expire on the 90th day following the date of such transfer, assignment or alienation. Any attempted transfer, assignment or alienation in violation of this Section 4.1 shall be invalid and ineffective ab initio.
4.2	Entire Agreement
     This Agreement and the other Separation Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties, in each case with respect to the subject matter hereof and thereof. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any Party to this Agreement or its directors, officers and agents, to any other Party to this Agreement or its directors, officers and agents except to the extent that the same has been reduced to writing and included as a term of the Separation Agreements, and none of the Parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort (including negligence) or in Contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

4.3	Directors and Officers’ Indemnities and Insurance
     To the fullest extent permitted by law, Photowatt will indemnify all directors, officers, former directors and former officers of Photowatt, ATS (to the extent that ATS exercises the rights, powers, duties and liabilities of directors of Photowatt), and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Photowatt, if such individual
(a)	acted honestly and in good faith with a view to the best interests of Photowatt; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
     Photowatt will advance moneys to an individual referred to in this Section 4.3 for the costs, charges and expenses of a proceeding referred to in this Section 4.3. The individual will repay the moneys if the individual does not fulfil the conditions of this Section 4.3.
     The intention of this Section 4.3 is that all persons referred to in this Section 4.3 will have all benefits provided under the indemnification provisions of the Act to the fullest extent permitted by law, and Photowatt will forthwith pass all resolutions and take such other steps as may be required to give full effect to this Section 4.3.
     For a period of seven years from the date ATS ceases to have the right to nominate any member of the Board, this Agreement and the articles and by-laws of Photowatt (and its successors) will not be modified or amended to diminish any current or past nominee’s right to indemnification and exculpation as is currently provided. Furthermore, so long as ATS is entitled to nominate a member of the Board and thereafter so long as any past or present ATS nominee may be subject to any possible civil, criminal, administrative, investigative or other action or proceeding to which he or she would be made a party by reason of being a director of Photowatt, Photowatt will use commercially reasonable efforts to maintain in full force and effect, for directors and officers of Photowatt, one or more policies of directors and officers’ insurance issued by a reputable insurer or insurers having a policy limits and a retention equal to or better than the amounts of Photowatt’s policy now in force (to the extent commercially available and at rates not substantially in excess of current rates). Furthermore, Photowatt agrees that each ATS nominee will be covered under such insurance policy in a manner as to provide him or her with the same rights and benefits as are accorded Photowatt’s directors most favourably insured by the policy.
4.4	Term
     This Agreement will continue in force until the earlier of:
(a)	the date on which this Agreement is terminated by the written agreement of the Parties; and

     (b) such time as the Percentage of Outstanding Common Shares is less than 10%.
4.5	Termination Not to Affect Rights or Obligations
     Termination of this Agreement will not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations, including any indemnities, will survive the termination of this Agreement. For greater certainty, no termination of this Agreement will affect the rights of any Person under Section 4.3.
4.6	Future Litigation and Other Proceedings
     If any member of the Photowatt Group (or any of its Representatives) or any member of the ATS Group (or any of its Representatives) at any time after the Effective Date initiates or becomes subject to any Action with respect to which the Parties have no prior agreements (as to indemnification or otherwise), upon reasonable notice (a) the Party (and its Group members and its and their respective Representatives) that has not initiated and is not subject to such Action shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such Action (including by way of provision of information and making available of Representatives as witnesses) and (b) each Party (and its Representatives) shall, at its own expense, coordinate with the other Party its strategies and actions with respect to such Action to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information and making available of Representatives as witnesses).
4.7	Further Assurances
     On and after the Effective Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or consents, approvals, rulings or decisions of any Governmental Authority), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other transactions contemplated hereby.
4.8	Notices
     Any notice, instruction, direction, demand or other communication to any Party under the terms of this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission from the recipient as at or prior to 5:00 p.m. Toronto time on such day; (c) the first Business Day after sent by facsimile (to the extent that the sender has received confirmation of transmission from the recipient after 5:00 p.m. Toronto time on the day sent by facsimile); or (d) the next business day after sent by registered mail (at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise) or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):
(a)	if to ATS, to:
ATS Automation Tooling Systems Inc.
250 Royal Oak Road
Cambridge, Ontario N3H 4R6
Attention:     General Counsel
Fax No.:       (519) 650-6520
(b)	if to Photowatt, to:
Photowatt Technologies, Inc.
25 Reuter Drive
Cambridge, Ontario N3E 1A9
Attention:     President and Chief Executive Officer
Fax No.:       (519) 650-6535
     In the event of a general discontinuance of registered mail service due to strike, lock out or otherwise, any notice, instruction, direction, demand or other communication will be delivered by hand, courier or express delivery service or sent by facsimile and will be deemed to have been received in accordance with this Section.
4.9	Time of Essence
     Time is of the essence of this Agreement.
4.10	Governing Law
     This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.
4.11	Severability
     If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator in any jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid and shall not affect the validity, legality or enforceability of such term or other provision in any other jurisdiction. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.
4.12	Force Majeure
     No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control, such as acts of God, decrees or restraints of any Governmental Authority, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes or other labour disturbances or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment, and any other cause or causes whether similar or dissimilar to those already specified, which cannot be controlled by such Party. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay; provided however that the Party seeking to excuse its performance shall promptly notify the other Party of the cause therefor, such performance shall be so excused during the inability of the Party to perform so caused, but for no longer period, and the cause thereof shall be remedied as far as is commercially reasonable with all reasonable dispatch.
4.13	Specific Performance
     In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for security or posting of any bond with such remedy are waived.
4.14	Currency
     Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.

4.15	Time Periods
     Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.
4.16	Amendment
     This Agreement may only be modified, amended by, altered or supplemented by the execution and delivery of a written agreement executed by both the Parties.
4.17	Counterparts
     This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
4.18	Authority
     Each Party represents to the other Party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.
4.19	Jurisdiction
     If any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (and the Parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the Courts of the Province of Ontario, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL OR ADJUDICATION BY JURY.
4.20	Binding Effect
     This Agreement binds and benefits the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties (and, solely for purposes of Section 4.3, the Persons indemnified thereby) and nothing in this Agreement, express or implied, confers or intends to confer any rights or remedies of any nature whatsoever in favour of any Person (including any employee or shareholder of ATS or Photowatt) other than the Parties.

4.21	Expenses
     Except as otherwise provided in this Agreement, each Party shall be responsible for its own fees, costs and expenses incurred in connection with the matters contemplated by this Agreement.
4.22	Waiver
     A provision of this Agreement may be waived only by a writing signed by the Party or Parties intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favour because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.
4.23	Compliance With Laws
     Each Party shall comply with all applicable legal requirements (including all relevant federal, state and provincial legislation and regulatory requirements); and without limiting the generality of the foregoing, each Party shall comply with, and shall take all necessary measures to ensure that (i) its actions (or lack of action) do not result in non-compliance by the other Party, with the provisions of the Personal Information Protection and Electronic Documents Act (Canada) and any similar federal, state or provincial legislation, including the provisions relating to the collection, use, retention and disclosure of Personal Information and (ii) the transfer of any information hereunder is in compliance with applicable export control or similar Laws.
[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement.

ATS AUTOMATION TOOLING SYSTEMS INC.

Per:

Name:
Title:

Per:

Name:
Title:

PHOTOWATT TECHNOLOGIES INC.

Per:

Name:
Title: